UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  February 5, 2025

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StoneX Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23554	59-2921318
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Ave, 10th Floor

New York, NY 10169

(Address of principal executive offices and zip code)

(212) 485-3500

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock ($0.01 Par Value)	SNEX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Compensatory Arrangement of Certain Officers.

Agreements with Charles Lyon and Sean O’Connor

On February 5, 2025, we entered into an employment agreement (the “Employment Agreement”) with Charles Lyon (Group President). The Employment Agreement provides for an annual base salary and that Mr. Lyon will be eligible to participate in the Company’s annual bonus program for members of the Company’s Group Executive Committee (the “Annual Bonus”). The Annual Bonus will be paid approximately 70% in cash and 30% in restricted stock which will vest in accordance with the terms of the award agreement (with the number of shares determined using a 25% discount to fair market value). Mr. Lyon is also eligible to participate in the Company’s long-term incentive performance-based cash compensation plan (“LTIP”).

In the event Mr. Lyon’s employment is terminated without “Cause” or he resigns for “Good Reason” (as each such term is defined in the Employment Agreement), then, subject to Mr. Lyon’s execution and nonrevocation of a general release of claims, as well as Mr. Lyon’s compliance with the restrictive covenants set forth in the Employment Agreement, Mr. Lyon is entitled to receive 18 months’ base salary payable in equal installments over the 18-month period (provided that, if such termination occurs within 12 months following a “Change of Control” (as such term is defined in the Employment Agreement), Mr. Lyon would be entitled to 24 months’ base salary, which amount would be payable in a lump sum); additionally, Mr. Lyon is entitled to receive: one-and-a-half times his target Annual Bonus for the fiscal year in which the termination of employment occurs, which amount will be payable in equal installments over the 12-month period following the last day of his employment (provided that, if such termination occurs within 12 months following a Change of Control, Mr. Lyon would be entitled to two times his target Annual Bonus, which amount would be payable in a lump sum); a pro rata bonus based on an estimate of actual performance (the “Pro Rata Bonus”); the accrued but unpaid Annual Bonus, if any, for the year prior to termination (the “Accrued Bonus”); and continued health benefits for the 18-month period following termination of employment (provided that, if such termination occurs within 12 months following a Change of Control, Mr. Lyon would be entitled to 24 months of such continued benefits).

The terms of the Employment Agreement also provide for a covenant not to compete with us for a period of one year following a termination of Mr. Lyon’s employment (provided that, if Mr. Lyon’s employment is terminated without “Cause” or he resigns for “Good Reason” within 12 months of a Change of Control, the noncompete period will be reduced to 6 months), covenants not to solicit our employees, consultants or clients for a period of one year following a termination of Mr. Lyon’s employment, and a covenant not to disclose any confidential information following a termination of Mr. Lyon’s employment.

Additionally, the employment agreement we entered into with Mr. O’Connor (the “Prior Agreement”) was amended on February 11, 2025 to provide that Mr. O’Connor will no longer be entitled to participate in the Company’s Annual Bonus or the LTIP.

The foregoing descriptions of the Employment Agreement and the Prior Agreement contained herein do not purport to be complete and are qualified in their entirety by reference to the complete text of the Employment Agreement and the Prior Agreement, a copy of each which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StoneX Group Inc.

Date: February 11, 2025	By:	/s/ William J. Dunaway
William J. Dunaway
Chief Financial Officer